Yadkin Financial Corporation Finishes Strong in 2013, Announces Fourth Quarter Results

Fourth Quarter Highlights:

•	Net income available to common shareholders for the fourth quarter of 2013 was $4.2 million, or $0.30 per diluted share.

•	The average net interest margin for the quarter was 4.04%, an increase of 11 basis points compared to the prior quarter, and the Company's highest margin in the last eight quarters.

•	Total loan balances increased $25.3 million, or 1.9% compared to the prior quarter, our third consecutive quarter of loan growth.

•	Nonperforming assets decreased for the fifth consecutive quarter, ending the quarter at 1.03% of total assets.

•	Gross charge-offs for the quarter totaled $1.3 million, offset by $1.4 million in recoveries.

Full Year 2013 Highlights

•	Net income available to common shareholders for the full year 2013 was $16.9 million, or $1.19 per diluted share.

•	Total loan balances increased 3.8% in 2013, demonstrating the Company's strong commitment to organic growth in our markets.

•	The average net interest margin for the 12 months ending December 31, 2013 was 3.86%, an increase of 46 basis points compared to the prior year-end.

•	Credit quality continued to improve following the accelerated asset disposition plan carried out during the fourth quarter of 2012. Comparing December 31, 2013 to December 31, 2012:

◦	Nonperforming loans have decreased 32.5%,

◦	Loans 30-89 days past due have decreased 37.8%,

◦	Nonperforming assets have decreased 40.9%

•
The allowance for loan losses to total loans held-for-investment was 1.33% at December 31, 2013. It remains adequate for the level of risk on the Company's balance sheet, and management remains committed to maintaining adequate coverage.

•
Net interest income after provision for the fourth quarter has increased $36.6 million compared to the fourth quarter of 2012, due to the significant decrease in provision for loan losses during the year as a result of improved credit quality.

Elkin, NC - January 29, 2014 - Yadkin Financial Corporation (NASDAQ: YDKN), the holding company for Yadkin Bank, announced today financial results for the fourth quarter ended December 31, 2013. Net income available to common shareholders for the quarter was $4.2 million, or $0.30 per diluted share, compared to net income of $4.3 million, or $0.30 per diluted share, in the third quarter of 2013, and net loss of $25.3 million, or $3.63 per diluted share, in the fourth quarter of 2012.

Joe Towell, President and CEO of Yadkin Financial, commented, "2013 was a very strong year for Yadkin Bank. We returned to stability and strength following the execution of our accelerated asset disposition plan at the end of 2012, and we haven't looked back. Every business unit in the Bank worked toward making 2013 a year of consistent and meaningful profitability, and we have accomplished that goal. While doing this, we have continued to improve our credit quality, we have hired several talented individuals in key positions, and we have focused on internal reorganization to ensure efficiency and effectiveness at every level of the Company. All of this progress has allowed us to ensure that customer experience is top of mind in all that we do. I am proud of our team for their hard work throughout the year.

Our loan growth is the big highlight, both for the fourth quarter and for the year. Loan balances increased 1.9% quarter over quarter, and 3.8% year over year, which exceeded our internal expectations, as economic growth remains at a slower pace. Clearly, this demonstrates our commitment to quality growth, as we have achieved these goals while continuing to show improvement in our overall credit quality metrics.

In addition to our organic growth, we have continued to explore strategic options available to our Company, and our recent announcement is the culmination of those efforts. We are excited about building the largest community bank in North Carolina through our partnership with VantageSouth Bank, as we announced our plans for a transformational merger-of-equals. We believe this is the best next step for our two companies, and we are fully focused on creating value for our shareholders."

Fourth Quarter 2013 Financial Highlights

Asset Quality

The Bank's key asset quality metrics continue to be strong as we maintain our focus on quality lending, underwriting, and problem asset resolution. First, our adversely classified assets to Tier 1 capital and loan loss reserve ratio has continued to decrease, down to 21.28% at the end of the fourth quarter. Our nonperforming loans decreased $2.5 million compared to the prior quarter, to $15.4 million at December 31, 2013. In addition, the nonperforming loans to total loans ratio decreased to 1.12% at December 31, 2013, compared to 1.33% at September 30, 2013.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	December 31, 2013		September 30, 2013
Loan Type	Outstanding Balance	% of Total Loans	Outstanding Balance	% of Total Loans
Construction/land development	$1,742	0.13%	$2,917	0.22%
Residential construction	589	0.04%	548	0.04%
HELOC	1,285	0.09%	1,373	0.10%
1-4 family residential	2,734	0.20%	3,312	0.25%
Commercial real estate	6,479	0.47%	7,831	0.58%
Commercial & industrial	2,306	0.17%	1,622	0.12%
Consumer & other	258	0.02%	271	0.02%
Total	$15,393	1.12%	$17,874	1.33%

Other real estate owned (OREO) totaled $3.3 million at December 31, 2013, a slight increase of $278,000 compared to $3.0 million at September 30, 2013. Total nonperforming assets at December 31, 2013 were $18.7 million, or 1.03% of total assets, a decrease of $2.2 million from September 30, 2013. In addition, total gross charge-offs for the fourth quarter of 2013 were $1.3 million, offset by recoveries totaling $1.4 million.

During the fourth quarter of 2013, the provision for loan losses was ($3.0 million). This decrease in provision resulted in a $3.0 million decrease in the allowance for loan losses as well. Following the accelerated asset disposition plan, credit quality has continued to improve, leading to a decrease in the allowance which was prudent given the risk profile of the Company's balance sheet. Management continues to focus on the allowance to ensure that adequate coverage is maintained.

At December 31, 2013, the allowance for loan losses was $18.1 million, compared to $21.0 million at September 30, 2013. As a percentage of total loans held-for-investment, the allowance for loan losses was 1.33% in the fourth quarter of 2013, down from 1.58% in the third quarter of 2013. Out of the $18.1 million in total allowance for loan losses at December 31, 2013, the specific allowance for impaired loans accounted for $557,000, up from $409,000 in the third quarter. The remaining general allowance of $17.5 million attributed to unimpaired loans was down from $20.6 million at the end of the third quarter.

Net Interest Income and Net Interest Margin

Net interest income after provision increased by $3.7 million to $19.8 million for the quarter. Our net interest margin continued to expand with the quarterly average margin increasing 11 basis points to 4.04%, up from 3.93% at September 30, 2013. This increase in margin is due to our continued loan growth, consistent yield on loans, and continued focus on our deposit mix.

In the fourth quarter of 2013, our cost of deposits continued to decrease as we finished our final phase of deposit repricing. Core deposits represent 63.3% of total deposits, and our total deposits increased $27.1 million compared to the prior quarter. As a result of this strategy, our cost of deposits decreased to 0.46% for the quarter as compared to 0.51% in the third quarter of 2013.

Non-Interest Income

Non-interest income decreased $4.2 million to $1.2 million in the fourth quarter compared to $5.4 million in the third quarter of 2013. This decrease is due primarily to a loss on sale of securities, as we restructured a portion of our portfolio to be better positioned in the current rate environment.

Non-Interest Expense

Non-interest expense decreased $438,000 during the fourth quarter, down to $13.7 million as compared to $14.2 million in the third quarter. This decrease is primarily due to year-end accrual adjustments that occurred during the quarter.

Balance Sheet and Capital

Total assets decreased $7.5 million during the fourth quarter of 2013 as our loan growth was offset by a decrease on our securities portfolio. Total loans increased $25.3 million as compared to the prior quarter, marking our third consecutive quarter of loan growth. Total deposits increased $27.1 million and core deposits represented more than 65% of that increase.

The Company's capital ratios have strengthened and continue to exceed all regulatory requirements. As of December 31, 2013, the Bank’s leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 11.2%, 13.2%, and 14.4%, respectively. Leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio were 11.5%, 13.5%, and 14.6% respectively, for the holding company as of December 31, 2013. In addition, the Company's tangible common equity to total tangible assets ratio was 8.5% at the end of the fourth quarter, compared to 8.2% at September 30, 2013. For capital adequacy purposes, leverage ratio, Tier 1 risk-based capital ratio, and total risk-based capital ratio must be in excess of 5.0%, 6.0%, and 10.0%, respectively, to be considered well-capitalized.

####
About Yadkin Financial Corporation
Yadkin Financial Corporation is the holding company for Yadkin Bank, a full-service community bank with 33 branches throughout its two regions in North Carolina and South Carolina. The Western Region serves Avery, Watauga, Ashe, Surry, Wilkes, Yadkin, Durham, and Orange Counties. The Southern Region serves Iredell, Mecklenburg, and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage-lending services through its mortgage division, Yadkin Mortgage, headquartered in Greensboro, NC. Securities brokerage services are provided by Yadkin Wealth, Inc., a Bank subsidiary with offices located throughout the branch network. Yadkin Financial Corporation’s website is www.yadkinbank.com. Yadkin shares are traded on NASDAQ under the symbol YDKN.

SAFE HARBOR

This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.  These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those anticipated in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties.  For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward Looking Statements” on pages 44-45 of Yadkin Financial Corporation’s quarterly report filed on Form 10-Q with the SEC for the quarters ended September 30, 2013, June 30, 2013, and March 31, 2013, and in the section entitled "Risk Factors" in the annual report filed on Form 10-K for the year ended December 31, 2012 and, once available, the annual report filed on Form 10-K for the year ended December 31, 2013.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.

For additional information contact:

Joseph H. Towell
President and Chief Executive Officer
(704) 768-1133
joe.towell@yadkinbank.com

Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
jan.hollar@yadkinbank.com

Yadkin Financial Corporation
Consolidated Balance Sheets (Unaudited)
	(Amounts in thousands except share and per share data)
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012 (a)
Assets:
Cash and due from banks	$32,226	$32,417	$28,104	$22,210	$36,125
Federal funds sold	10	15	50	50	50
Interest-earning deposits with banks	8,759	6,695	4,654	20,447	102,221

U.S. government agencies	16,392	16,536	16,625	17,232	27,527
Mortgage-backed securities	170,674	199,492	203,173	248,030	230,894
State and municipal securities	98,704	109,626	110,410	115,435	84,567
Common and preferred stocks	3,152	3,036	137	149	132
Total investment securities	288,922	328,690	330,345	380,846	343,120

Construction loans	131,035	128,951	127,564	133,200	131,981
Commercial, financial and other loans	206,833	191,874	186,965	182,268	193,810
Residential mortgages	174,072	171,747	167,784	166,565	140,931
Commercial real estate loans	621,405	616,116	604,667	596,790	617,468
Installment loans	31,256	31,450	32,133	32,037	33,426
Revolving 1-4 family loans	194,145	193,299	195,648	193,404	191,888
Total loans	1,358,746	1,333,437	1,314,761	1,304,264	1,309,504
Allowance for loan losses	(18,063)	(21,014)	(22,924)	(24,492)	(25,149)
Net loans	1,340,683	1,312,423	1,291,837	1,279,772	1,284,355
Loans held for sale	18,913	12,632	22,545	18,461	27,679
Accrued interest receivable	6,219	6,339	6,546	6,502	6,376
Bank premises and equipment	40,698	41,050	42,410	42,454	41,849
Foreclosed real estate	3,267	2,989	3,812	5,449	8,738
Non-marketable equity securities at cost	3,473	5,273	3,473	3,474	4,154
Investment in bank-owned life insurance	27,032	26,888	26,736	26,587	26,433
Core deposit intangible	1,974	2,133	2,301	2,475	2,653
Other assets	33,872	35,973	39,102	37,865	39,685
Total assets	$1,806,048	$1,813,517	$1,801,915	$1,846,592	$1,923,438

Liabilities and shareholders' equity:
Deposits:
Non-interest bearing	$267,596	$266,951	$252,618	$257,388	$273,912
NOW, savings and money market accounts	693,558	676,502	686,438	656,524	624,460
Time certificates:
$100 or more	227,919	236,787	251,168	281,652	316,146
Other	329,350	311,096	332,873	366,095	417,144
Total deposits	1,518,423	1,491,336	1,523,097	1,561,659	1,631,662

Borrowings	89,214	131,080	91,896	99,160	105,136
Accrued expenses and other liabilities	13,920	12,229	12,306	10,922	15,846
Total liabilities	1,621,557	1,634,645	1,627,299	1,671,741	1,752,644

Total shareholders' equity	184,491	178,872	174,616	174,851	170,794
Total liabilities and shareholders' equity	$1,806,048	$1,813,517	$1,801,915	$1,846,592	$1,923,438

Period end shares outstanding	14,383,986	14,383,986	14,383,986	14,383,884	14,383,882

(a) Derived from audited consolidated financial statements

Yadkin Financial Corporation
Consolidated Income Statements (Unaudited)
	Three Months Ended
	(Amounts in thousands except share and per share data)
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Interest and fees on loans	$17,126	$16,849	$16,950	$16,679	$17,338
Interest on securities	1,773	1,616	1,686	1,548	1,381
Interest on federal funds sold	1	—	3	6	8
Interest-bearing deposits	3	5	12	42	66
Total interest income	18,903	18,470	18,651	18,275	18,793
Time deposits of $100 or more	803	877	1,009	1,352	1,346
Other deposits	929	1,034	1,112	1,432	2,132
Borrowed funds	422	423	409	439	570
Total interest expense	2,154	2,334	2,530	3,223	4,048
Net interest income	16,749	16,136	16,121	15,052	14,745
Provision for loan losses	(3,017)	40	55	237	31,554
Net interest income after provision for loan losses	19,766	16,096	16,066	14,815	(16,809)
Non-interest income:
Service charges on deposit accounts	1,264	1,336	1,317	1,269	1,398
Other service fees	1,066	1,259	1,401	927	986
Income on investment in bank owned life insurance	145	152	150	153	159
Mortgage banking activities	1,162	1,713	2,546	3,288	1,448
Gain (loss) on sale of securities	(2,884)	253	272	4	96
Other than temporary impairment of investments	—	—	—	(39)	(50)
Loss on sale of subsidiary	—	—	—	(1)	(1,019)
Gain (loss) on sale of loans	202	—	—	—	(2,132)
Gain on sale of branch	—	310	—	—	—
Other	227	358	498	56	100
Total non-interest income	1,182	5,381	6,184	5,657	986
Non-interest expense:
Salaries and employee benefits	7,854	7,780	7,953	7,389	6,935
Occupancy and equipment	2,049	2,001	1,951	1,815	1,562
Printing and supplies	151	159	150	163	157
Data processing	376	374	350	395	447
Communication expense	368	350	338	332	354
Advertising and marketing	(322)	348	433	256	77
Amortization of core deposit intangible	159	166	175	178	260
FDIC assessment expense	433	363	642	592	664
Attorney fees	81	90	178	90	263
Other professional fees	456	237	497	476	736
Loan collection expense	118	203	201	217	569
(Gain) loss on fixed assets	(12)	154	—	—	153
Net cost of operation of other real estate owned	302	93	(174)	(822)	8,136
Other	1,699	1,832	2,149	2,134	2,395
Total non-interest expense	13,712	14,150	14,843	13,215	22,708
Income (loss) before income taxes	7,236	7,327	7,407	7,257	(38,531)
Provision for income taxes (benefit)	2,579	2,616	2,598	2,608	(14,632)
Net income (loss)	4,657	4,711	4,809	4,649	(23,899)
Preferred stock dividend and amortization of preferred stock discount	421	421	590	445	1,419
Net income (loss) available to common shareholders	$4,236	$4,290	$4,219	$4,204	$(25,318)

Net income (loss) per common share (a)
Basic	$0.30	$0.30	$0.30	$0.30	$(3.63)
Diluted	$0.30	$0.30	$0.30	$0.30	$(3.63)

Weighted average number of shares outstanding
Basic	14,206,070	14,205,705	14,205,223	14,198,382	6,972,526
Diluted	14,259,809	14,249,152	14,223,604	14,200,424	6,972,526

(a) Net income (loss) per share for periods prior to the second quarter of 2013 have been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
(unaudited)
	At or For the Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012

Per Share Data:
Basic Earnings (Loss) per Share (8)	$0.30	$0.30	$0.30	$0.30	$(3.63)
Diluted Earnings (Loss) per Share (8)	0.30	0.30	0.30	0.30	(3.63)
Book Value per Share (8)	10.85	10.47	10.17	10.21	9.93

Selected Performance Ratios:
Return on Average Assets (annualized)	0.93%	0.95%	0.93%	0.91%	(5.15)%
Return on Average Equity (annualized)	9.31%	9.74%	9.63%	9.94%	(53.53)%
Net Interest Margin (annualized)	4.04%	3.93%	3.90%	3.57%	3.28%
Net Interest Spread (annualized)	3.90%	3.80%	3.76%	3.40%	3.08%
Non-interest Income as a % of Revenue(6)	5.64%	25.05%	27.79%	27.63%	(6.23)%
Non-interest Income as a % of Average Assets	0.07%	0.30%	0.34%	0.30%	0.05%
Non-interest Expense as a % of Average Assets	0.76%	0.79%	0.82%	0.70%	1.17%

Asset Quality:
Loans 30-89 Days Past Due (000's) (4)	$8,702	$4,412	$6,493	$6,060	$14,000
Loans Over 90 Days Past Due Still Accruing (000's)	—	—	—	—	—
Nonperforming Loans (000's)	15,393	17,874	19,698	23,712	22,817
Other Real Estate Owned (000's)	3,267	2,989	3,812	5,449	8,738
Nonperforming Assets (000's)	18,660	20,864	23,510	29,161	31,555
Accruing/Performing Troubled Debt Restructurings (000's) (5)	6,287	5,599	9,162	8,579	17,667
Nonperforming Loans to Total Loans	1.12%	1.33%	1.47%	1.79%	1.71%
Nonperforming Assets to Total Assets	1.03%	1.15%	1.30%	1.58%	1.64%
Allowance for Loan Losses to Total Loans	1.31%	1.56%	1.71%	1.85%	1.88%
Allowance for Loan Losses to Total Loans Held for Investment	1.33%	1.58%	1.74%	1.88%	1.92%
Allowance for Loan Losses to Nonperforming Loans	117.34%	117.57%	116.38%	103.29%	110.22%
Net Charge-offs/Recoveries to Average Loans (annualized)	(0.02)%	0.58%	0.49%	0.27%	9.74%

Capital Ratios:
Equity to Total Assets	10.22%	9.86%	9.69%	9.47%	8.88%
Tier 1 Leverage Ratio(1)	11.24%	10.88%	10.30%	9.72%	8.92%
Tier 1 Risk-based Ratio(1)	13.21%	12.92%	12.49%	12.23%	11.73%
Total Risk-based Capital Ratio(1)	14.41%	14.17%	13.74%	13.49%	12.99%

Non-GAAP Disclosures(2):
Tangible Book Value per Share	$10.71	$10.32	$10.01	$10.03	$9.75
Return on Tangible Equity (annualized) (3)	9.42%	9.87%	9.76%	10.09%	(54.34)%
Tangible Common Equity to Tangible Assets (3)	8.54%	8.19%	8.00%	7.83%	7.30%
Efficiency Ratio (7)	62.80%	63.47%	66.55%	66.39%	88.62%
Notes:

(1)
Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Bank as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only - FFIEC 041

(2)
Management uses these non-GAAP financial measures because it believes it is useful for evaluating our operations and performance over periods of time, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP financial measures provides users of our financial information with a meaningful measure for assessing our financial results and credit trends, as well as comparison to financial results for prior periods. These non-GAAP financial measures should not be considered as a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled financial measures used by other companies.

(3)
Tangible Common Equity is the difference of shareholders' equity less preferred shares, less the sum of goodwill and core deposit intangible. Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible.

(4)	Past due numbers exclude loans classified as nonperforming.

(5)	Nonperforming assets exclude accruing troubled debt restructured loans.

(6)	Ratio is calculated by taking non-interest income as a percentage of net interest income after provision for loan losses plus total non-interest income.

(7)
Efficiency ratio is calculated by taking non-interest expense less the amortization of intangibles and gains on sale of OREO, as a percentage of total taxable equivalent net interest income and non-interest income less gains on sale of securities, gains (losses) on sale of loans, gains on sale of branch and other than temporary impairment of investments.

(8)	Per share amounts for periods prior to the second quarter of 2013 have been adjusted to reflect the 1-for-3 reverse stock split.

Yadkin Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Three Months Ended December 31,
	2013				2012
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,353,039	$17,156	5.03%		$1,369,884	$17,367	5.04%
Investment securities	322,969	2,122	2.61%		325,578	1,599	1.95%
Interest-bearing deposits & federal funds sold	7,379	4	0.22%		124,947	74	0.24%
Total average earning assets (1)	1,683,387	19,282	4.54%	(6)	1,820,409	19,040	4.16%	(6)
Non-interest earning assets	120,447				128,390
Total average assets	$1,803,834				$1,948,799

INTEREST BEARING LIABILITIES
Time deposits	$541,681	$1,442	1.06%		$766,695	$3,203	1.66%
Other deposits	682,524	291	0.17%		615,040	274	0.18%
Borrowed funds	109,655	421	1.52%		104,320	570	2.17%
Total interest bearing liabilities	1,333,860	2,154	0.64%	(7)	1,486,055	4,047	1.08%	(7)

Non-interest bearing deposits	277,172				263,871
Other liabilities	12,385				11,209
Total average liabilities	1,623,417				1,761,135

Shareholders' equity	180,417				187,664
Total average liabilities and
shareholders' equity	$1,803,834				$1,948,799

NET INTEREST INCOME/
YIELD (3,4)		$17,128	4.04%			$14,993	3.28%
INTEREST SPREAD (5)			3.90%				3.08%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2013 and 2012 includes $60,000 and $95,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2013 and 2012 includes $9,000 and $43,000, respectively, of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.

Yadkin Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)
	Year Ended December 31,
	2013				2012
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$1,333,647	$67,719	5.08%		$1,399,590	$72,093	5.15%
Investment securities	342,156	7,970	2.33%		343,137	7,761	2.26%
Interest-bearing deposits & federal funds sold	23,280	72	0.31%		81,748	201	0.25%
Total average earning assets (1)	1,699,083	75,761	4.46%	(6)	1,824,475	80,055	4.39%	(6)
Non-interest earning assets	124,481				125,114
Total average assets	$1,823,564				$1,949,589

INTEREST BEARING LIABILITIES
Time deposits	$599,629	7,409	1.24%		$813,035	14,176	1.74%
Other deposits	669,452	1,139	0.17%		617,724	1,550	0.25%
Borrowed funds	105,286	1,693	1.61%		102,895	2,262	2.20%
Total interest bearing liabilities	1,374,367	10,241	0.75%	(7)	1,533,654	17,988	1.17%	(7)

Non-interest bearing deposits	261,510				244,137
Other liabilities	12,054				14,666
Total average liabilities	1,647,931				1,792,457

Shareholders' equity	175,633				157,132
Total average liabilities and
shareholders' equity	$1,823,564				$1,949,589

NET INTEREST INCOME/
YIELD (3,4)		$65,520	3.86%			$62,067	3.40%
INTEREST SPREAD (5)			3.71%				3.21%

(1)
Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

(2)	The loan average includes loans on which accrual of interest has been discontinued.

(3)	Net interest income is the difference between income from earning assets and interest expense.

(4)	Net interest yield is net interest income divided by total average earning assets.

(5)	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

(6)	Interest income for 2013 and 2012 includes $238,000 and $253,000, respectively, of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

(7)
Interest expense for 2013 and 2012 includes $37,000 and $55,000, respectively, of accretion for purchase accounting adjustments relate to deposits and borrowings acquired in the merger with American Community.